WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending November 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of November 30, 2007 was $115.38, an increase of +0.07% from the October 31, 2007 value of $115.30. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +15.17% as of November 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$59,447.86
Change in Unrealized Gain/(Loss)	($56,685.94)
Gain/(Loss) on Other Investments	$5,089.89
Brokerage Commission	($366.35)

Total Trading Income	$7,485.46
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$297.14
Management Fees	$510.36
Advisory Fees	$2,590.48
Offering Fees	$0.00
Incentive Fees	$978.99
Other Expenses	$5,162.47

Total Expenses	$9,539.44
Interest Income	$2,887.72
Net Income(Loss) from the Period	$833.74

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,224,859.32	$115.30
Addition	$0.00
Withdrawal	($45,259.53)
Net Income/(Loss)	$833.74

Month End	$1,180,433.53	$115.38
Monthly Rate of Return	0.07%
Year to Date Rate of Return	15.17%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending November 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of November 30, 2007 was $115.72, an increase of +0.23% from the October 31, 2007 value of $115.45. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +16.84% as of November 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$44,682.27
Change in Unrealized Gain/(Loss)	($42,606.36)
Gain/(Loss) on Other Investments	$3,825.67
Brokerage Commission	($275.36)

Total Trading Income	$5,626.22
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$223.34
Management Fees	$381.82
Advisory Fees	$1,947.33
Offering Fees	$0.00
Incentive Fees	$735.78
Other Expenses	$2,401.99

Total Expenses	$5,690.26
Interest Income	$2,164.44
Net Income(Loss) from the Period	$2,100.40

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$916,370.69	$115.45
Addition	$0.00
Withdrawal	($434,782.30)
Net Income/(Loss)	$2,100.40

Month End	$483,688.79	$115.72
Monthly Rate of Return	0.23%
Year to Date Rate of Return	16.84%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending November 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of November 30, 2007 was $107.38, an increase of +0.37% from the October 31, 2007 value of $106.99. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +9.35% as of November 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$5,501,262.82
Change in Unrealized Gain/(Loss)	($4,859,303.04)
Gain/(Loss) on Other Investments	$101,607.94
Brokerage Commission	($19,629.98)

Total Trading Income	$723,937.74
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$6,136.25
Management Fees	$31,160.59
Advisory Fees	$136,719.86
Offering Fees	$0.00
Incentive Fees	$224,452.11
Other Expenses	$241,090.18

Total Expenses	$639,558.99
Interest Income	$191,130.90
Net Income(Loss) from the Period	$275,509.65

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$74,785,421.08	$106.99
Addition	$667,179.53
Withdrawal	($661,411.94)
Net Income/(Loss)	$275,509.65

Month End	$75,066,698.32	$107.38
Monthly Rate of Return	0.37%
Year to Date Rate of Return	9.35%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending November 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of November 30, 2007 was $107.53, an increase of +0.53% from the October 31, 2007 value of $106.97. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +11.18% as of November 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$442,361.54
Change in Unrealized Gain/(Loss)	($390,393.16)
Gain/(Loss) on Other Investments	$7,837.85
Brokerage Commission	($1,565.62)

Total Trading Income	$58,240.61
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$474.19
Management Fees	$2,533.70
Advisory Fees	$10,900.14
Offering Fees	$0.00
Incentive Fees	$18,169.08
Other Expenses	$9,468.50

Total Expenses	$41,545.61
Interest Income	$15,301.79
Net Income(Loss) from the Period	$31,996.79

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$6,080,884.20	$106.97
Addition	$350,884.91
Withdrawal	($123,204.11)
Net Income/(Loss)	$31,996.79

Month End	$6,340,561.79	$107.53
Monthly Rate of Return	0.53%
Year to Date Rate of Return	11.18%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2